Exhibit 99.1

news release
TENNECO ANNOUNCES AGGRESSIVE ACTIONS TO SIZE ITS
GLOBAL OPERATIONS TO CHANGING MARKET CONDITIONS
•	Company to eliminate approximately 1,100 positions worldwide

•	Plans include closing four manufacturing plants and one engineering facility

•	Expects $64 million in annualized cost savings
Lake Forest, Illinois, October 29, 2008 — Tenneco Inc. (NYSE: TEN) today announced a major restructuring across its global operations designed to further reduce structural costs and capacity in response to the worsening industry downturn. The company intends to eliminate approximately 1,100 jobs worldwide, close five facilities and implement other cost reduction actions, which it expects will generate about $64 million in annual savings once fully implemented.
The company intends to close four North America manufacturing facilities, restructure another manufacturing plant in North America, and close its Dunsborough, Australia engineering operation. The combination of these closures and other operational and administrative restructuring actions across its global operations will eliminate approximately 500 salaried positions and 600 hourly positions.
Tenneco estimates it will record up to $60 million in charges – approximately $44 million in cash – related to the restructuring initiatives announced today, $25 million of which it expects to record in the fourth quarter and the remainder through 2009. The company anticipates completing this restructuring by the end of 2009.
Today’s actions are incremental to regional restructuring programs initiated earlier in 2008, which have eliminated more than 1,150 positions worldwide, to address OE production volume declines and other market-changing conditions.
“The current global economic crisis and dramatically falling consumer demand for vehicles around the world are accelerating a downward shift in build rates in most regions globally,” said Gregg Sherrill, chairman and CEO, Tenneco. “We sincerely regret the impact of these restructuring actions on our employees, but we must act quickly by better aligning our operations with the new realities of the market.”
The North America manufacturing plants recommended for closure include the company’s Milan, Ohio elastomer facility and its Evansville, Ind. original equipment (OE) emission control just-in-time facility. The company also expects to close an OE ride control plant and another OE emission control just-in-time facility in the United States, as well as restructure a North America OE emission control plant. The unnamed locations will be announced in the near future.
Additionally, Tenneco plans to:
•	Accelerate working capital improvement opportunities;

•	Implement targeted reductions in capital spending;

•	Step up its Six Sigma and Lean manufacturing initiatives to drive greater manufacturing efficiencies and costs savings;
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•	Significantly reduce and re-prioritize information technology (IT) spending;

•	Cut aftermarket marketing and sales expenses; and

•	Implement other SG&A cost reduction actions.
“All of these actions are designed to position Tenneco to weather the current economic storm and capitalize on opportunities when the industry and global economies begin to recover,” Sherrill said. “Tenneco has a strong track record over the last nine years of responding successfully to difficult operating conditions, and I am confident we will once again execute on our plans and emerge a stronger, more profitable company.”
Tenneco said its long-term growth prospects remain strong, primarily driven by tightening emissions regulations worldwide as well as its strong position in growth economies like Brazil, Russia, India and China. With its suite of advanced technology emission control and ride control products, Tenneco continues to generate new light vehicle business in mature and growth markets globally, while expanding its penetration of the commercial vehicle segment.
Tenneco intends to use available cash generated from operations as well as its revolving credit facilities to pay for the restructuring actions announced today, which have an expected cash payback of less than one year.
Tenneco will conduct any workforce reductions in compliance with all legal and contractual requirements including obligations to consult with workers’ councils, union representatives and others.
Earlier 2008 Restructuring
North America – Tenneco has eliminated approximately 100 salaried positions and 660 hourly positions across its North America businesses through voluntary and involuntary severance programs year-to-date in response to declining industry conditions.
Europe – The company’s Europe businesses have continued to adjust operations to the market by rebalancing volumes among plants and eliminating 15 salaried positions and 350 hourly positions year-to-date. The company has increased its ability to flex operations in this region through early negotiations with unions regarding work time reductions, shift cuts and down days.
Australia – Tenneco’s Australia operations implemented a restructuring program in the second quarter, which eliminated 24 salaried positions and 30 hourly positions.
Tenneco will further discuss its restructuring actions during its quarterly conference call on Tuesday, November 4, 2008.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.
This press release contains forward-looking statements. Words such as “estimates,” “anticipates,” “expects,” “will,” “plans,” “intends” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-

looking statements involve risks and uncertainties, the company’s plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the overall highly competitive nature of the automotive parts industry; (ii) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices; (iii) the company’s continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (iv) downturns in the global financial markets and the credit industry; (v) workforce factors such as strikes or labor interruptions; and (vi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these and other risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2007.
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Media Contacts:	Investor Relations Contact:
Jane Ostrander	Leslie Hunziker
847 482-5607	847 482-5042
jostrander@tenneco.com	lhunziker@tenneco.com

Margie Pazikas
32 (0) 2 706 9025
mpazikas@tenneco.com

Jim Spangler
847 482-5810
jspangler@tenneco.com